EX-99.1

IDEX Corporation
Q3 2017 Earnings Conference Call
October-17-2017
Confirmation #13652255

Operator: Greetings, and welcome to the Q3 2017 IDEX Corporation Earnings Conference Call.

At this time, all participants are in a listen only mode. A question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star, zero on your telephone keypad. As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Mike Yates, Vice President and Chief Accounting Officer. Thank you, Mr. Yates. You may begin.

Mr. Mike Yates: Great. Thank you, Doug.

Good morning, everyone. This is Mike Yates, Vice President and Chief Accounting Officer for IDEX Corporation. Thank you for joining us for our discussion of the IDEX third quarter financial highlights. Last night, we issued a press release outlining our company's financial and operating performance for the three-month period ending September 30th, 2017, and next week, we'll file our 10-Q for the same period.

The press release and the presentation slides to be used during today's webcast can be accessed on our company's website at www.idexcorp.com.

Joining me today is Andy Silvernail, our Chairman and CEO, and Bill Grogan, our CFO.

The format for our call today is as follows - we will begin with Andy providing an overview of the third quarter financial results and an update on our markets and geographies. He'll then walk you through the operating performance of each of our segments. And finally, we will wrap up with an outlook for the fourth quarter and the full-year 2017. Following our prepared remarks, we'll then open the call for your questions.

If you should need to exit the call for any reason, you may access a complete replay beginning approximately two hours after the call concludes by dialing the toll-free number 877-660-6853 and entering the conference ID 13652255, or you may simply log on to our company's homepage for the webcast replay.

As a brief reminder before we begin, this call may contain certain forward-looking statements that are subject to Safe Harbor language in today's press release and IDEX's filings with the Securities and Exchange Commission.

With that, I'll now turn the call over to our Chairman and CEO, Andy Silvernail.

Mr. Andy Silvernail: Hey, thanks, Mike.

Good morning, everybody. Thank you for joining us here to discuss our third quarter results. You know, overall, I'm very pleased with the results and how our year is shaping up. We've now experienced three straight quarters of strong orders, sales and earnings, and we're expecting this trend to continue in the fourth quarter, which will lead to a record for the year for the company.

Organic growth in both orders and sales are a direct result of our ability to capitalize on the strengthening economy and our ability to execute on our growth initiatives. Our efforts segmenting our portfolio continue to pay dividends and drive exceptional results for IDEX.

We're experiencing broad based strength within the majority of our end markets, including life science, semicon, water, ag and industrial. Over the last few quarters, we've had pockets of concerns in the portfolio, specifically around midstream energy and dispensing, and I'll tell you that both are showing nice signs of improvement, and I'll talk about that a little bit later on.

As always, I'll walk through some of the specific details in regards to the markets and the segments shortly, but overall, I'm very pleased with how the company is performing. Our operating results to date have been outstanding and above expectations, and I expect this to continue for the rest of the year.

Orders remain strong across all three segments, delivering third quarter overall growth of 8 percent, of 7 percent organically. FSD was up 10 percent, and FMT and HST were each up 6. Revenue grew 8 percent overall, 7 percent organically, as well, driven by strength in all three segments. HST was up 10, FMT was up 7, FST was up 4. We saw a nice ratable increase in both orders and sales throughout the quarter. It looked very much like we have in the last two quarters.

The team once again delivered very solid results. Gross margins were 44.9 percent. That was up 140 basis points. Adjusting for the inventory step-up from last year, gross margin was up 50 basis points. We're pleased with the expansion. At the same time, we are still having some inefficiencies that we mentioned last quarter, and we expect those to be completed by the end of the year.

We had op margin of 22 percent. That was up 130 points, basis points compared to prior year. And I want to take a minute and talk about this in a little bit of detail. I know there's some questions here on flow through, probably one of the bigger questions of the day. And let me start by saying our operating flow through was very strong. If you look at the 130 basis points improvement and then the 10 basis points compared to prior year, we had almost $6 million of variable comp expense that hit us in the quarter, and we had our CFO depart last year which was a positive to last year but created a headwind for this year, and we had strong -- our strong performance has turned into strong variable comp.

So, again, on an apples-to-apples basis, our flow through was just over 36 percent, and our margin expansion is at 110 basis points on the operating line.

EPS of $1.08 was up 16 cents or 17 percent compared to last year. It was a record for the quarter. Free cash flow was $115 million at 138 percent conversion, which obviously is a very strong quarter.

Now let me take a minute and talk about what we're seeing in our core markets and geographies. In agriculture, we continue to see improvement in this market, and we're gonna finish strong in 2017, and it's gonna bode well for 2018. We're seeing strength in both OEM and distribution.

Municipal end markets in both water and fire continue to see positive momentum. Our midstream oil and gas business is starting to see signs of recovery, as you know. We talked about that, and we believe we start to see that at the end of the year, and we are. And upstream continues to do well.

In our scientific fluidics and optics business, the markets remain one of our best performers, and we're seeing strength in IVD, Bio, analytical instrumentation and DNA sequencing. All of these continue to outperform.

Semicon demand remains strong, and we expect it to continue through the balance of the year and into next year, really driven by new products and new market entry of our teams. And in industrial, we continue to see tailwinds from the industrial rebound across our businesses.

If you look at the regions, North America is leading the rebound in the global recovery, and we expect that to continue going forward. Europe also has had some real strength. We do have some tailwinds from FX, but across the board in Europe, we're seeing improvement in auto and in housing, and these really bode well for continued expansion in Europe.

In Asia, we're getting volume increases. We've had some large project orders that have come through here in the year, but we're also seeing strong distribution performance in China, which is a nice sign.

If we turn now to capital deployment, we're committed to the strategy that we've laid out for some years now, and the results have really proved out this strategy. And I want to take a few minutes to walk through each element of that strategy.

In terms of organic growth, obviously, very pleased with our performance - 6 percent organic growth and 5 percent organic sales growth for the year is outstanding. So, year-to-date, really great results.

Seven percent organic growth in the quarter is our strongest since the third quarter of 2014, and we've been very consistent that organic investments are gonna be our number one priority. We believe that our business segmentation coupled with funding those best organic initiatives is leading to very strong performance. The 7 percent organic order growth achieved in the quarter, is--or sales growth, rather, is about half market and about half our initiatives, and we are very pleased with those results. We're trying to build a culture of growth here at the company, and we're very excited about the journey that we're on.

In terms of dividends, the practice that we've laid out for the last few years remains consistent. On September 14th, our directors approved our 92nd consecutive dividend, which was 37 cents a share.

In the quarter, we bought back about $14 million worth of shares, 116,000 shares of our stock. Year-to-date, we've bought back about 200,000 at a cost of about $24 million. And although we're not purchasing as many shares as we had in the past few years, we remain very committed to the strategy and will continue to deploy capital as it makes sense, and we drive shareholder value with our share repurchases.

In terms of M&A, it's our number one priority inorganically, and we'll continue to drive this strategy. Our funnel is solid. We're working on various opportunities. But, with that said, you know, look, we all know, valuations are high, and we're gonna be incredibly disciplined with how we deploy capital to drive value for shareholders. Our balance sheet's in great shape, and we have great free cash flow. At the end of the month, we had, net leverage that was about one times, and we had growth leverage at about 1.4--1.5 times. So, we have a great abundance of capital to deploy for our strategies.

Let me transition now. I'm on slide five, and let's talk about the third quarter results. Q3 revenue of 574 million was a third quarter record. It was up 8 percent overall, 7 percent organically. It was driven by growth within all three segments - HST up 10, FMT up 7 and FSD up 4. I'd like to point out that we didn't burn any backlog in the quarter as orders were also $574 million.

Operating margin, as I said, was 22 percent, up 130 basis points, and again on an apples-to-apples basis, up 110 basis points.

I'd like to provide some details relative to our Q3 affective tax rate, also. In 2017, in the quarter, we had a 26.4 percent tax rate compared to 29.6 percent in 2016. This is 320 basis points less than last year and was really associated with our reparation of cash from China that we used for our SFC acquisition. This drop in the rate was expected, and the reason we guided at 26.5 percent ETR three months ago.

Q3 net income of $84 million resulted in EPS of $1.08. This is a record for the third quarter. It was up 16 cents or 17 percent from the adjusted prior period. Free cash flow for the quarter was strong at 115 million, again converted at 138 percent.

All right, let's turn to slide six. We'll now walk into the segment discussions. I'm going to start with Fluid Metering. For the third quarter in a row, FMT was solid. We had organic order and sales growth of 6 and 7 percent respectively. Op margin was up 130 basis points, primarily due to higher volume, cost savings from prior year and our restructuring activities.

In Water, we're experiencing strong demand in the US distribution, for our new products, and municipal markets continue to grow. We've also had terrific new product development that's come out in this area, and we're getting some project wins in Asia.

In Industrial Fluids, our Pump business had another great quarter. We had double digit increases in orders and sales. US distributors are optimistic about the rest of 2017, and we continue to have some wind at our back caused by the oil and gas businesses across the US and Europe and really globally.

Valve business continues to be strong. We've had a nice increase in sales and orders, and we're seeing stability in the large chemical customers around the world.

Our Midstream Energy business, as I mentioned, has been improving. We've been keeping an eye on that here for the--really for the balance of the year. We've seen that improving. Specifically, we're seeing truck builds for LPG increase, which bodes well for 2018. The LPG mobile market in Europe has also improved. And we're seeing share gains by some of our larger customers.

Overall, there still remain challenges in this piece of our business, but we are seeing a recovery. And again, this positions us well, looking at next year.

Ag has been a great story this year. We've had consecutive quarters of double digit order and sales increase, and optimism continues as we look at 2018, really as we see the pre-build season upon us, and we're seeing strength in both OEM and distributors.

All right, let's turn to slide seven, and we'll talk about Health and Science. Similar to FMT, HST has experienced three strong quarters in a row with organic orders up 6 percent and organic sales up 10 percent over last year. Operating margin increased 190 basis points for the third quarter, mainly due to higher volume and inclusion of the fair value inventory step-up from last year.

Although I'm happy with 190 basis point increase for the quarter, we have had some inefficiencies that we're seeing mostly within HST that we feel very confident will be done by the end of the year.

In Scientific Fluidics and Optics, AI, Bio IVD, and DNA sequencing are all seeing strong demand, and we expect that to continue. Our Optics businesses are now fully integrated with our Life Science and our Fluidics business, and we're seeing our thesis come to life here, specifically the combination of optic solutions and fluid solutions driving significant competitive advantage for us.

We also announced in the third quarter our decision to build an optical center of excellence in Rochester, New York. By the end of 2018, we'll consolidate three of our optics businesses into one state of the art facility that'll be a huge win for our customers and for our people. We continue to make long term investments in this market, and they'll bear fruit down the road.

In Sealing Solutions, it was really a phenomenal quarter - double digit organic order and revenue growth, primarily driven by strength in the semicon market. And we're seeing SFC nicely integrate into our Sealing platform and delivering on the promises of that acquisition.

HST industrial was also strong, particularly in the US, UK and some new business wins in China.

MPT - we had some large orders in the quarter, and our pipeline for future orders looks good. We have finalized our site consolidation, and we think as we get into 2018, the benefits of that site consolidation should be fully in place.

Okay, I'm on our last segment, slide eight for Diversified. Organic orders were up 10 percent in the quarter, and organic sales increased 4 percent. Operating margin was up 130 basis points in the third quarter, primarily due to volume and the inclusion of fair value inventory step-up from last year.

Dispensing, we talked a little bit about plateauing here in the last few quarters, but in the third quarter, we secured three nice size dispensing orders. We had order strength across the globe, a nice order for Xsmart in emerging markets and two relatively large DIY orders in North America, including the order that we've been talking about here that's been pushed a couple of quarters. So, this has really been a big factor in driving the 10 percent order growth, uh, in FSD.

Additionally, we are launching some new products in dispensing in Europe that I think are gonna position us well for 2018.

In Fire and Safety, the North American markets remain solid with both Fire and Rescue. The muni markets are outperforming expectations. And the rescue business in particular in North America has been exceptionally strong. Our eDRAULIC tools continue to capture share.

We are getting the synergies that we expected from the integration of Akron in AWG. I'm excited for the potential that these give us going forward. They're absolutely meeting our expectations.

And then, finally, with Band-It, hey, a strong quarter, high single digit revenue growth in the quarter. We're seeing nice share wins in auto, a rebound in energy as well as an uptick in industrial.

Okay, I'm on our last slide, slide nine. Let's talk about the fourth quarter and full year 2017 guidance.

For the quarter, for the fourth quarter, we estimate EPS at $1.06 to $1.08, organic revenue growth at about 6 percent, operating margins at about 22 percent, the tax rate should be about 28 percent, FX will provide about a 3 percent tailwind, and corporate cost should be around $17 million. For the full year, as we look at our outlook, we look at the solid results we've had to date, obviously, a very strong third quarter. We're gonna raise our EPS guidance. We're now going to be $4.25 to $4.27, which would be a record for IDEX.

We continue to expect full year organic revenue growth to be a little over 5 percent with full year operating margin at about 22 percent. FX will be a headwind of a little less than 1 percent for the full year. Our corporate cost should be around $70 million, and our free cash flow should be 120 percent of net income.

As always, none of these forward-looking statements include the impact of acquisitions or potential restructuring.

And with that, let me pause here and Doug, I'll turn it over to you for questions from those on the phone.

Operator: Thank you. Ladies and gentlemen, at this time, we will be conducting a question and answer session. If you'd like to ask a question, you may press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star key.

Our first question comes from the line of Mike Halloran with Robert W. Baird. Please proceed with your question.

Mr. Mike Halloran: Good morning, everyone.

Mr. Andy Silvernail: Morning, Mike.

Mr. Bill Grogan: Good morning.

Mr. Mike Halloran: Andy, if I think over the last few quarters here, particularly starting last year, numerous headwinds from a growth perspective. In each quarter, it seems like you're picking a few of those off, and negative markets are starting to turn more positive or at least flattening. And now you listen to the dialogue here, and not sure I heard any markets where you were sounding overly concerned, right? Even some of the midstream markets, which have lagged in recovery--from a recovery perspective are starting to turn a little bit. So, maybe comment broadly on if there are any markets out there that you're looking at that you're concerned about and if anything changes as you look through the quarter on that side?

Mr. Andy Silvernail: Mike, you've definitely hit it on the head here. The two that have been lingering were really midstream energy and dispensing. I would say from a midstream energy, we are definitely starting to see that alleviate, the entire market alleviate, which is obviously positive as we head into the fourth quarter and into next year. So, I think that's good news.

Dispensing--I would say the market trends haven't changed from what we've talked about. The wins in the quarter and what I think will be wins next year are really driven by our actions. The wins at the two DIYs that I talked about, those are things that we've been working on for an awful long time - we work on constantly, really.

And, the large Xsmart order that we got are things that we've been working in our sales funnel for a long time. But, I don't think the markets have changed. I think those will still be relatively flat as we think about, the fourth quarter and going into next year.

But, broadly, Mike, you're right. Things have continued to firm. As I think through how this year has progressed and what I think 2018 is going to turn into, unless we have some exogenous event, I think we'll continue to see a firming of markets and some improvement, some momentum.

Mr. Mike Halloran: So, then let's translate that into early thoughts on next year and more focused on momentum and then timing of the capital side. So--.

Mr. Andy Silvernail: --Yes--.

Mr. Mike Halloran: --Obviously, a lot of short cycle momentum that we've seen here. On the capital side, it's more Dispensing side and things that have been healthy for a while just maybe plateauing at a nice level.

Mr. Andy Silvernail: Yes.

Mr. Mike Halloran: Maybe talk about the short cycle progression as you work into next year, and then more importantly, has your thought process and timing of larger CapEx, from an industry perspective changed at all? Is that getting pulled forward, or is it still pretty similar?

Mr. Andy Silvernail: I don't think it's changed very much. I think that as we move through this quarter, some larger capital spend, if you see good numbers, I think you'll start to see some improvement in large capital spend.

But, I think what's going to play out here now are two things. Number one, we're seeing what I'll call, they're definitely projects, but they're small projects. We've definitely seen improvement of that throughout this year. I do think you're going to start to see some larger stuff come into play as we get into '18, as people are planning now for '15, I think you'll start to see--sorry--for '18--'15, God, I'm losing it--, as--in '18, I think you'll start to see some of those come into play. To be clear, we haven't seen those in our work yet, and so this is a belief of mine. But, I think you'll start to see that into '18.

And importantly, you know, distribution improving - the momentum in distribution is a good sign, and we're seeing that across our portfolio. So, you pick the business, distribution is getting better, which typically is a good overall indicator.

Mr. Mike Halloran: One follow-up on that last point - where--or the second to last point there - where would you most see in your portfolio the larger CapEx items start coming through?

Mr. Andy Silvernail: Well, see it in a couple places, right? So, FMT would be the biggest place you'd see it. But then you also see it a little bit in Fire and Rescue, right? So, you know, as governments will release funds, you'll start to see it in Rescue a little bit. But FMT mostly is where you would see that pop up. And--well, in MPT a little bit, right, you see some of the larger pharma projects in MPT.

Mr. Bill Grogan: Yep.

Mr. Mike Halloran: Makes sense. Thanks, Andy. Appreciate it.

Mr. Andy Silvernail: Yeah. You bet, Mike. Thanks.

Operator: Our next question comes from the line of Allison Poliniak with Wells Fargo. Please proceed with your question.

Ms. Allison Poliniak: Hi, guys. Good morning.

Mr. Andy Silvernail: Morning, Allison.

Ms. Allison Poliniak: Just want to touch on the organic investment - obviously, you've seen a lot of success out of that. How are you thinking about organic investments now with more comfort in the growth? Are we accelerating it here where it could hold back incremental? You know, not a bad thing, but, how should we think about I guess that investment at this point in the cycle sale?

Mr. Andy Silvernail: So, let me answer your direct question, then answer--I'm gonna be a politician--then answer the question I want to answer. How about that? I'm gonna do two--.

Ms. Allison Poliniak: --Sounds good.

Mr. Andy Silvernail: So one is no. We're investing fully. I don't think it's gonna drag down our incrementals. We've talked a lot about, that 35 percent range that we believe we can achieve that, even investing at the right kind of rate. And if we wanted to pull back, obviously, we could get some more, but we're gonna fully fund at the kind of rates that we're at. And so I feel good about that.

So I have a lot of confidence that we'll continue to invest at the rates that we want to and need to and still provide attractive incrementals.

One of the important questions on this call is really around, that margin profile and the flow-through. And I wanted to provide some clarity in my comments, but it's a really important one, right, which is when you dig into that and you say, hey, what's really happening at the operating level flow through at IDEX, it's a really good story. It's between 35 and 40 percent for the quarter. And you just--you have some noise in there.

You've got the step-up. We sold a business last year. You've got variable comp. There's a lot of pieces in there.

But, when you wash that through and you say what's happening operating to operating, it's a really good story. We are delivering exactly where we said we would, at the levels of increased revenue.

Ms. Allison Poliniak: No, that's great. That's helpful. And then the inefficiencies in HST, remind me, that's the site consolidations?

Mr. Andy Silvernail: Yes--.

Ms. Allison Poliniak: --And is it--sorry--is it just dragging a little bit further than what you would have thought, I guess?

Mr. Andy Silvernail: Well, remember, we said last quarter, we said it was about $3 million.

Ms. Allison Poliniak: Yeah.

Mr. Andy Silvernail: And we said we'd get through about half of it, so we'd be at a run rate of about 1.5 million, and then we'd get rid of the rest of it as we get into fourth quarter. And we actually experienced about 2 million versus 1.5 million, so it was about $.5 million less than we thought. Part of it is site consolidation, at MPT, and then part of it is, frankly, the rate of growth at, within life sciences, right? So, that's just been--that's been really strong. You know, we've got a couple of sites that have--you know, that struggle to meet demand.

We've got our eyes on it. We know how to solve it. It just takes a little bit of time. And we'd rather eat a little bit here than disappoint our customers. And so, you know, so even with that, we're able to deliver on the kind of flow through that we're talking about. So, obviously, we get some of this stuff cleaned up, and the underlying earnings power is pretty good.

Ms. Allison Poliniak: No, that's great. And then just one last one on the corporate cost side - it seemed to be a little higher this quarter, and then obviously, you've raised the outlook for this year. I mean, what's going on there? What should I think about there?

Mr. Andy Silvernail: You know, Allison, that goes right back to the variable comp statement. So--.

Ms. Allison Poliniak: --Got it--.

Mr. Andy Silvernail: --You've got two things going on. One, you know, last year, our CFO, moved on, and we had some--you get some benefit from that, right? Things are just--.

Ms. Allison Poliniak: --Yeah.

Mr. Andy Silvernail: And then this year, our variable comp, our bonus payments are gonna be substantially higher because of the very strong performance that we've had this year. So, you put those two things together, and it's not a small number, right?

Ms. Allison Poliniak: Yeah.

Mr. Andy Silvernail: Literally, it's $6 million, in the quarter, those two things together. So, you know, that's why if you look at that apples-to-apples and you say, okay, let's wash this stuff out, if you take out that variable comp impact, margins end up being up 110 basis points, op margins 110, and flow through at north of 36 percent.

Ms. Allison Poliniak: Great, thank you.

Mr. Andy Silvernail: You bet, Allison. Thanks.

Operator: Our next question comes from the line of Nathan Jones with Stifel. Please proceed with your question.

Mr. Adam Farley: Yeah, hi, good morning. This is Adam Farley on for Nathan.

Mr. Andy Silvernail: Hey, Adam. How are ya?

Mr. Adam Farley: Doing well, doing well. I saw you called out continued momentum and strength in agriculture, but OEM and distribution--could you just throw out a little more color there, like what's driving that?

Mr. Andy Silvernail: Well, we actually--we just finished our strat cycle, and one of the things that we were really digging into is kind of the difference between kind of farmer earnings, farmer income, and cash income. And those are two very different things, right? And what you've seen happen here is you've actually seen cash income accelerate ahead of farm income, and we're seeing people reinvest. So, that's the principle driver.

And then you had two years that were pretty tough, right? So, you had this great run-up. You had two very tough years. So, I think just seeing a rebound generally from some latent activity that probably needed to happen and you have an increase in cash incomes. And that's showing up at the OEMs and at the distributors.

Mr. Adam Farley: All right, that's helpful. And then just turning to the muni markets, you said there was positive momentum there, as well.

Mr. Andy Silvernail: Yes.

Mr. Adam Farley: What's driving that? Is that just more government funds or--?

Mr. Andy Silvernail: --Yes--.

Mr. Adam Farley: --A little more detail--?

Mr. Andy Silvernail: --You're seeing more headcount. I'm not sure if this is a good thing or not, but the government's growing. So, you are seeing continued spend and continued employment. Generally, these aren't huge numbers, but they continue to be positive.

Mr. Adam Farley: All right, great. Thank you.

Mr. Andy Silvernail: Thanks, Adam.

Operator: Our next question comes from the line of Matt Summerville with Alembic Global Advisors. Please proceed with your question.

Mr. Matt Summerville: Thanks, good morning.

Mr. Andy Silvernail: --Morning.

Mr. Matt Summerville: A couple questions - first, just on the consolidation activities, I thought you mentioned, something, two, actually--pertaining to HST, one in Optics, three facilities getting combined into a new, facility in Rochester, and then the things that are ongoing I believe with respect to MPT. If you kind of net those two together, what should we be looking at from a restructuring or cost savings standpoint in 2018? And then I have a follow-up.

Mr. Andy Silvernail: Yeah, so the MPT stuff's done, right? So, we did that this year. You've already seen the restructuring cost. Those have already flowed through. So, that's there in the first quarter. So now it's just kind of getting that fully up to speed.

The Optics center of excellence, just to level set everybody, two--our two big life science optics businesses actually sit in Rochester today. So, they're in Rochester today, and what we're going to do is we're going to build a new state of the art facility that's going to give us the ability to expand, and very importantly, modernize a few things in a part of the business. So, we'll be able to really invest in there. And that's the bulk of it. And then we have some smaller things, moving over from other--from a smaller facility.

The total restructuring cost to build for next year for the COE, what do you think that will be?

Mr. Bill Grogan: That's a couple million bucks.

Mr. Andy Silvernail: Yeah, it's not big. It's not big, Matt. It's a couple million dollars. And, you know, the benefits of this are you'll get a little bit of cost savings. It's not a ton. The benefits of this are really our ability to drive growth and productivity and modernize those facilities. These are the businesses where we're seeing fluidics and optics, you know, really come together, that strategy, that thesis that we've talked about for a long time. It allows us to expedite that and service the large OEMs that are out there that we have great partnerships with.

Mr. Matt Summerville: And just in terms of the M&A pipeline, can you speak to the actionability? You guys--I think it's been a little over a year since you've done a deal.

Mr. Andy Silvernail: Yes.

Mr. Matt Summerville: And maybe speak to whether or not you think multiples at this point are just completely prohibitive or whether you're perhaps a bit more optimistic looking forward. Thank you.

Mr. Andy Silvernail: So, let me answer that in two ways. One, I'll just kind of talk about the funnel generally, which is, again, I'm sounding like a broken record, but it looks like it's kind of historically looked. There's nothing surprising in our funnel either positively or negatively.

In terms of the stuff we're seeing right now, we're looking at some things right now that are absolutely actionable. There's no doubt. We are constantly in these discussions, and we're in, several discussions, you know, as we speak. The question becomes is, can you get over the finish line. And the biggest issue today of getting over the finish line is around valuation. And so we've certainly seen valuations creep up. We've certainly seen some very aggressive bidders in the marketplace.

And we are--we're just--we're disciplined. We know where it makes sense for us and our shareholders, and we, if we have to choose between building cash and doing a bad expensive deal, we'll choose to build cash. Eventually, it will break our way. I think patience really pays off here with owning the kind of companies that are IDEX-like companies that you guys enjoy, that have real ability to drive incremental growth, our ability to expand margins and drive high returns on capital. And we're going to be patient.

Mr. Matt Summerville: Thanks, Andy.

Mr. Andy Silvernail: Thank you very much.

Operator: Our next question comes from the line of Steven Winnicker with UBS. Please proceed with your question.

Mr. Steven Winnicker: Thanks. Good morning, Andy, Bill.

Mr. Andy Silvernail: Good morning. Good to hear your voice.

Mr. Steven Winnicker: Uh, it's good to, it's good to be here. I wanted to just follow up on the last question, that you talked about but maybe just make it a little broader. Andy, how has your thinking continued to evolve, given you're now seeing these 7 percent organic growth rates that you mentioned, how has your thinking evolved in the scope of the business that IDEX, this has been an ongoing thought process for a lot of years.

Mr. Andy Silvernail: Yes.

Mr. Steven Winnicker: Where are you in that thought process?

Mr. Andy Silvernail: You mean in terms of our ability to drive organic growth, Steve?

Mr. Steven Winnicker: Yes, I think relative to that scope and the question of simplification--.

Mr. Andy Silvernail: --Yes--.

Mr. Steven Winnicker: --Across--and optimization across the portfolio.

Mr. Andy Silvernail: I still think we have a long way to go, Steve. We've come a long way, but it's almost like you kind of peel back that layer and you find something else that's interesting. And I think, the early phases were eliminating a lot of waste, right? That was the first phase, eliminating a lot of waste, a lot of non-value added activity, and getting people just focused, just on a handful of things.

The second phase was moving that more deeply into the customer, meaning that we were more present at the customer, more people, more spending. That's kind of the phase that we're in now, which is--and that's why you're hearing us talk so much more about new product development. And it's not that we were bad at new product development in the past. We've just--we’ve reached a new level where I think we're closer to our customers and we are choosing where we want to play in a much more focused and intense way, frankly, right? We're putting more people and resources on a smaller handful of areas.

The next phase that we're going to move into here is really around, how do we accelerate, the different points of connections across IDEX. And we're seeing that, if you see the different areas that work for us--so, if you look at our integrated growth, so IDEX Health and Science, building the center of excellence, right, we're now going to get scale in a handful of areas in optics that are going to allow us to merge our Optics and Fluidics in this really unique value proposition, as an example, that's going to allow us to continue to grow that business faster. What we did at MPT and bringing those businesses together--again, we've gone and we've found scale in places that we didn't have scale before. So, we now have more engineering resources to focus on really two markets, pharma and food, where we were all over the place before, and we're able to double down on some of those things.

And so, I think we're entering that phase now, Steve, where we're finding, more and frankly bigger opportunities because we're simply closer to the customer, the noise is lower, and we're making some bigger bets.

Mr. Steven Winnicker: Okay, that's helpful. And then just as a follow up, as you think about that model evolving, the sustainability of these incremental margins, particularly around pricing power and the wage inflation challenges that you're--you know, not the temporary ones but sort of the--.

Mr. Andy Silvernail: --Yes--.

Mr. Steven Winnicker: --The broader ones, how can--you know, what's your thinking in terms of convincing investors of the sustainability of that?

Mr. Andy Silvernail: You know, I think our pricing power--our pricing equation is excellent, and I think it will be excellent over time. Historically, we've done a really good job of getting a half a point to a point of price. And then, ultimately, the difference between price and inflation, that's been a really--that's been a pretty constant number for us. That spread has been pretty constant.

One of the things that we've been experiencing in the last year is lower pricing, and we're starting to see that inflation come up a bit. And so, we need to make sure we stay ahead of that, and we've done a good job at that. That has come down a little bit. That delta, that spread has come down a little bit. But I actually think that we'll maintain our historical spread.

If anything, one of the things that this amount of segmentation does and the amount of focus that we're talking about, it pushes you into businesses where you're likely to increase that spread, not decrease that spread. And so, if I think long term, if I think, three, five years from now, do I think we'll still get the spread? Yes, I do. Do I think the probability of it being higher versus lower is better? I do, Steve. A lot of it comes down to playing in markets where we have a definitive advantage, where the mote is wider, the mote is deeper, and we frankly have more ability to command price because we bring tremendous value to those customers.

Mr. Steven Winnicker: Okay. And--.

Mr. Bill Grogan: Businesses we've seen inflation spike a little bit this year. We've been able to go out in the third quarter proactively with incremental pricing to get ahead of it. So, I think the businesses are well positioned to keep that spread as we move forward here over the next 12 to 24 months.

Mr. Steven Winnicker: Okay, great. And just one last one - are you seeing any signs of any of your OEIs or others in the market attempting to backward vertical integrate or experiment with places that you're historically strong?

Mr. Andy Silvernail: No. You know, that tends to happen when you get off the technology curve. The places--the only places where you really see that as a risk, right--and we obviously think a lot about it--is, when you look at the life science world, that's a pretty consolidated world and we're very mindful of that. And if you lose your technology development, then there would be a risk of that. Or if you start to play and say build the print sort of stuff, then you're in a difficult spot. But, if you're working with them, you're building, you're consistently building your next level of technology, you're in pretty good shop.

Mr. Steven Winnicker: Okay, great. Thanks.

Mr. Andy Silvernail: Thanks, Steve.

Operator: Our next question comes from the line of Deane Dray with RBC Capital Markets. Please proceed with your question.

Mr. Jeffrey: Hi, this is Jeffrey on for Deane Dray. I was wondering if the midstream oil recovery has been all price related or if there's been any competitive dynamic changes.

Mr. Andy Silvernail: No, no real competitive dynamic changes. And I wouldn't say that you're starting to see--if I understand your question right, we're not getting a bunch of price there. What you're seeing is you're seeing the market come back in terms of capital spend around mobile kind of truck builds in the LPG mobile market. That's been the biggest so far.

Mr. Jeffrey: All right. And then switching gears a little bit on your water market, can you talk to how municipal budgets are looking?

Mr. Andy Silvernail: Yeah, I think they're healthy, right? So, if you look at the expected spend, if you look at the headcount that we track, all those point in the right direction.

Mr. Bill Grogan: Yeah, the surveys we've done with our metro markets show low single digit improvements over the next 12 months.

Mr. Andy Silvernail: Yep.

Mr. Jeffrey: All right, thank you.

Mr. Andy Silvernail: Thank you.

Operator: Our next question comes from the line of Charlie Brady from SunTrust Robinson Humphrey. Please proceed with your question.

Mr. Charlie Brady: Thanks. Morning, guys.

Mr. Andy Silvernail: Hey, Charlie.

Mr. Charlie Brady: Hey, could we just talk about raw material, cost pressure that you're seeing? I didn't hear any--maybe I missed it, but I didn't hear any mention of that on the call. Obviously, the--if you're seeing any, it's not hurting the margins, but just kind of maybe drill down on that a little bit, where you're seeing it, to what degree.

Mr. Bill Grogan: No, I mean, we've seen some pockets in the more commodity based raw materials, but nothing material overall to the portfolio. I think I mentioned a little bit earlier, I think in the areas of some of the industrial businesses where we've seen a little bit of increase in the commodity prices, we've been able to go out proactively with incremental price increases - so, again, keeping ahead of that price cost curve.

Mr. Andy Silvernail: We expect to see it, Charlie, right? So, we expect to see, material and labor inflation. As we get into '18, it is fully our view that that's coming. And if anything, I think that the expectations of it are low. I think we're in a very tight scenario, tighter than most people fully appreciate around the supply chain and around labor in that, I think the light switch is gonna happen--it's gonna be faster, and it's gonna be brighter, and that's what we're planning for. So, all of our work around productivity and all of our work around our outbound pricing is with that as a backdrop.

Mr. Charlie Brady: And that assumption’s baked into your incremental outlook, 35 percent incremental margin expectation, right?

Mr. Andy Silvernail: It is.

Mr. Bill Grogan: Yep.

Mr. Charlie Brady: Just one more follow up - on the dispensing orders you've got, particularly the large one, what's the timing on when that ought to ship out?

Mr. Andy Silvernail: So, we've got--.

Mr. Bill Grogan: --Most of it in the fourth quarter.

Mr. Andy Silvernail: --Mostly it's this year.

Mr. Bill Grogan: Yeah.

Mr. Andy Silvernail: There's some that goes into '18--.

Mr. Bill Grogan: --Yeah--.

Mr. Andy Silvernail: --But most of it goes the fourth quarter.

Mr. Bill Grogan: Yep.

Mr. Andy Silvernail: And if you think about it, what that means, Charlie, is that our fourth quarter is plus or minus ratable with the third quarter, right, if you just kind of back into the number we gave you.

Mr. Charlie Brady: Yeah.

Mr. Andy Silvernail: It means that the third and the fourth quarter sequentially look flat.

Mr. Charlie Brady: Yep, got it. Great, thanks.

Mr. Andy Silvernail: You bet, Charlie.

Operator: Our next question comes from the line of Brett Linzey from Vertical Research Partners. Please proceed with your question.

Mr. Brett Linzey: Hi, good morning, all.

Mr. Andy Silvernail: Good morning, Brett.

Mr. Brett Linzey: Hey. Back to FMT, a really nice quarter on the margin there, all time highs. I guess structurally, as you look at the business, the mix, you know, new products and some of the restructuring you've done, what's really the margin entitlement of that business? And then I guess as we look into '18, are there costs that need to come back as you look to meet some of these order increases?

Mr. Andy Silvernail: So I think we're targeting kind of that 27 area, plus, minus year in FMT. In terms of cost coming back materially, there'll be some, right? We've had a pretty strong rebound. We've got some double digit growers and there are some places where, in terms of more people capacity--it's not plant and equipment, but people capacity, we will do some of that. But it won't get in the way of healthy incrementals.

We'll do that. You know, we're going through our budgeting cycle now, and there's nothing that's shocking in any of that stuff so far. But, there will be some adds that we've got to do to make sure we can keep up with the improvement. And then we should be able to deliver the kind of incrementals you'd expect.

Mr. Brett Linzey: And then maybe just back to the strat cycle, I mean, obviously, the lens here is turning to 2018.

Mr. Andy Silvernail: Yeah.

Mr. Brett Linzey: And, I know you don't want to provide too much color. But, based on product momentum, the channel development, a lot of the things you've touched on, do you think the H2 run rate is a decent placeholder for 2018, and maybe, half that market, half that in self help? But, any early framework the teams are providing, as part of that planning cycle?

Mr. Andy Silvernail: You know, I actually--I haven't looked at it like that, right? So, kind of saying second half becomes first half, I think that's probably a little too high. I'd have to look at how that actually layers out. But, generally, I think the way I would expect it is, in terms of seasonality, I expect to look like it's historically looked like. I don't think there's gonna be any major bumps in the road.

US industrial production, the latest estimates right now are coming in at 2 to 2.5 percent plus or minus, right? That's gonna be 50, 60 percent of our business. As I think about what our underlying markets are likely to look like, that feels about right if you look at it in the US and then on a global basis. And then, obviously, our goal is to beat that in a meaningful way. We've talked about our long term objective is how do you get 200 basis points better. And so, as we go into the year, you should not expect our story to change.

Mr. Brett Linzey: Okay, great. Thanks, guys.

Mr. Andy Silvernail: Thank you.

Operator: Our next question comes from the line of Joe Giordano from Cowen and Company. Please proceed with your question.

Mr. Joe Giordano: Hey, guys. Thanks for taking my question.

Mr. Andy Silvernail: Yeah.

Mr. Joe Giordano: When I look at FMT--we've seen a lot of people talk about, after market people servicing each other's products and other cheaper, low cost countries being able to produce things better now than they used to. I know your market structure, that seems to be less of an issue. But, can you talk about how you look at your portfolio overall in that context on a--like on a kind of continuous basis?

Mr. Andy Silvernail: I think, Joe, what you're really referencing tend to be that the bigger iron commoditized products where people need incredible reach to get to their customers and they have service cycles that have a lot of intensity to them. And by the way, not very many SKUs and lots of volume--we don't fit that model at all, right? We tend to be very nichey. We are, there's a lot of specification, and customization that goes into, you know, working with a customer.

And so that mix and that customization tends to really become a barrier to entry for your classic sort of low cost, more commoditized pieces of business and how those competitors compete.

So, we don't see that a lot. I don't expect to see that a lot. You see it around the edges, but you're gonna see it much more with the folks that we compete with--or not--much rather--that we are in markets with, we don't compete with, that are much more commoditized. That's where I think that risk really stems from.

Mr. Joe Giordano: That's fair enough. And then just wanted to clarify on some of the incremental discussion we've had, is the variable cost stuff that we're talking about, is that all coming through the corporate line? And when you're talking about your 35 guide, is that on the--are we talking just on like a segment basis?

Mr. Bill Grogan: So, it's--there's some incorporated, and there's some that's segmented out to each of the individual segments.

Mr. Andy Silvernail: Yeah, I'm sorry, I misspoke. But, in total for the quarter, again, it's almost $6 million.

Mr. Joe Giordano: Right. We're talking like on the 35 percent guide that you're like on a normalized basis. Do you mean that at like a segment level or like a total--?

Mr. Bill Grogan: --Total company--.

Mr. Andy Silvernail: --Total company, total company.

Mr. Joe Giordano: Okay, okay.

Mr. Andy Silvernail: Yeah, sorry.

Mr. Joe Giordano: Cool. Just wanted to clarify that.

Mr. Andy Silvernail: Yep.

Mr. Joe Giordano: And then just last for me, your comments on media I think were pretty clear. Uh, I guess we had some conflicting data points from a few companies this morning. So-the strength that you're seeing there, you're not seeing that as just an IDEX specific aspect. Maybe you're outperforming a little bit. You think the underlying markets, kind of that you're playing in globally look pretty strong, pretty consistent right now.

Mr. Andy Silvernail: I think the underlying markets, as Bill referenced. You know, we're talking, kind of low single digits. But, they're certainly not rolling over. So, they continue to be robust. And we're getting--we're winning. We've got some really good new product development that's going into those markets, and we're seeing strength.

Mr. Joe Giordano: Great. Thanks, guys.

Mr. Andy Silvernail: Thank you.

Operator: Our next question comes from the line of Katchez Jensic from BMO Capital Markets. Please proceed with your question.

Ms. Katchez Jensic: Hi. Thank you for taking my questions.

Mr. Andy Silvernail: Good morning.

Ms. Katchez Jensic: Incrementals in HST were lower in than in first half. Is that completely because of inefficiencies, or is there something else?

Mr. Andy Silvernail: It's all the inefficiencies, right? So, the bulk of what we saw in the quarter happened within--for the whole company when they were in HST, it's all tied to that.

Ms. Katchez Jensic: Okay. Can you rank sales growth by end market in FMT and also in FSD?

Mr. Andy Silvernail: That would be tough to do. I'll do my best.

Mr. Bill Grogan: Yeah--.

Mr. Andy Silvernail: --I'll do my best, and Bill--.

Mr. Bill Grogan: --Yeah.

Mr. Andy Silvernail: So, the industrial stuff, the cyclical stuff that's picked up is gonna be the highest, right? So, if you look at what's happened in the industrial, FMT, that's gonna be the highest. Banjo and Ag is gonna be strong. Uh, there's no doubt about that. They're gonna be close. And then you've got water within FMT.

If you go over to HST, obviously, what we're seeing within Life Sciences is gonna be strong. Sealing actually might even be a little bit better than that, but they're close. They're both in that double digit range. So those are doing well.

You know, the Sealing story is a great story. That's a place where we've made multiple acquisitions, we've built a platform, we made a greenfield investment in the US to penetrate the US market, and we're really seeing some nice wins there.

You move over to Diversified, and Band-It has been really strong, right? Band-It has been strong, and obviously, the Dispensing business, we had nice order growth there in the quarter.

But, it's hard to--if you were to look at every business, if you guys had access to that, the signals across the portfolio are pretty good.

Ms. Katchez Jensic: Now, I'm not sure if you mentioned this, but, were--water sales--what was water sales growth?

Mr. Andy Silvernail: We don't call that out specifically.

Ms. Katchez Jensic: Oh, okay.

Mr. Andy Silvernail: Yeah.

Ms. Katchez Jensic: Now I know you made a couple of divestitures in '16. Are those impact on sales complete, or should we still look at that?

Mr. Andy Silvernail: What is that…

Mr. Bill Grogan: --Fourth quarter we'll have--.

Mr. Andy Silvernail: --We've got-- we sold IETG, in the fourth quarter and the Korean. How much is that gonna be total for the fourth quarter?

Mr. Bill Grogan: That's a couple million bucks.

Mr. Andy Silvernail: Oh, yeah, it's not a big number. But, yeah, there will be a little bit.

Ms. Katchez Jensic: Okay. And I know, historically, you talked about your fixed businesses. Can you talk a little bit about the margin progression there? Are there any businesses that you still expect to graduate from that group?

Mr. Andy Silvernail: Oh, yeah, we'll definitely graduate some this year. As you know, we've talked about the idea that you kind of get two years in that bucket. And so, I expect that we're gonna graduate some folks out of that bucket this year. If we do any acquisitions, those obviously go into that automatically. But, we continue to see nice margin expansion and frankly growth out of those businesses. You know, it's been unexpectedly strong. So, the focus that we're doing there is both improving top line and improving the bottom line.

Ms. Katchez Jensic: Perfect. Thank you very much.

Mr. Andy Silvernail: Thank you.

Operator: Our next question comes from the line of Brett Kearney from Gabelli and Company. Please proceed with your question.

Mr. Brett Kearney: Hi, guys. Thanks for taking my question.

Mr. Andy Silvernail: You bet, Brett.

Mr. Brett Kearney: Just had a question on your pumps businesses - the double digit growth you're seeing in those businesses, would you say that also breaks down about half end market growth and half discreet wins? And can you comment at all--?

Mr. Andy Silvernail: --Yeah, it's not materially different.

Mr. Brett Kearney: Okay. Can you comment at all on who you might be gaining share from or kind of the specific, maybe product lines, where you're seeing the wins there?

Mr. Andy Silvernail: Yeah. One of the big wins for us has been in the lease custody transfer market, which is called LAC where our Viking business has, through new product development and really, market development, they've just had a great year and they've won some really large chunks of business. In terms of talking about competitors specifically, I won't get into that but that's been a big win for them.

And then, again, if you look at our--what's happened, kind of across our portfolio with the cyclical upturn in those businesses have done well, but specifically within, the Pumps business, LAC has been a big driver for us.

Mr. Brett Kearney: Okay, great. Thank you.

Mr. Andy Silvernail: You bet.

Operator: There are no further questions in the queue. I'd like to hand the call back over to management for closing comments.

Mr. Andy Silvernail: Well, as always, we appreciate your interest in IDEX. I am obviously, you know, very pleased with how our teams are performing. Whether talking about our focus on organic growth, our discipline in utilizing our capital, our ability to drive margin expansion, and cash flow, the team is just doing an outstanding job. So, I look forward to talking to you here to talk about fourth quarter results in 90 days or so. Expect that we'll finish the fourth quarter strong and look forward to positioning ourselves well for 2018. So, again, thanks for your time and your support, and we'll talk to you in 90 days. Take care.

Operator: Ladies and gentlemen, this does conclude today's teleconference. Thank you for your participation. You may disconnect your lines at this time, and have a wonderful day.